EXHIBIT 10.1

LEASE AGREEMENT

GEORGIA, LOWNDES COUNTY.

THIS LEASE AGREEMENT, effective the 1st day of January, 2024 (the “Effective Date”), by and between EDWARD JENNINGS, LLC, a Georgia limited liability company, hereinafter referred to as “Lessor” and ALPHA PROTECH ENGINEERED PRODUCTS, INC., a Delaware corporation duly licensed to transact business in the State of Georgia, hereinafter referred to as “Lessee”,

W I T N E S S E T H:

WHEREAS, the parties have entered into a lease agreement and an addendum thereto that expires on·January 1, 2024. The parties intend for this lease to become effective on January 1, 2024.

Lessor, for and in consideration of the rents, covenants, agreements and stipulations hereinafter mentioned, reserved and contained, to be paid, kept and performed by Lessee, has leased and rented, and by these presents does lease and rent, unto the said Lessee, and the said Lessee agrees to lease and take upon the terms and conditions which hereinafter appear, the premises located at 301 and 323 South Blanchard Street, Valdosta, Georgia and further described on the attached Exhibit “A” being 3 acres, more or less (the “Premises”).

1.         The term of this lease shall be for a period of ten years (10), commencing on the 1st day of January 2024 and ending on the 31st day of December 2034. Lessee shall have the right to extend the lease for one additional 60 month term as further provided herein at an agreed rental rate.

At least 180 days prior to the expiration of this lease, Lessee will notify Lessor of its intent to renew the lease.

2.         Lessee shall, during the initial 60 month term of this lease, pay to Lessor as base rent for the Premises the monthly sum of Thirty Nine Thousand Dollars ($39,000.00) per month, hereinafter referred to as the “Base Rent”. At the end of the sixth (60th) month, base rent will be adjusted upwards or downwards by any increase or decrease in in the Consumer Price Index as established by the Bureau of Labor Statistics over the previous twelve month period of the lease which adjustment shall be made as of January 1, 2029. Said rental payments to be paid monthly in advance beginning January 1, 2024 and on the first day of each month thereafter at the office of William E. Holland, 109 S. Ashley Street, Valdosta, Ga. 31601, or at such other place as may be designated in writing by Lessor. Rental for any period of time less than a calendar month shall be prorated.

3.         Lessee covenants that Lessee will, during the entire term and period of this lease:

(a)         Pay the specified rental payments herein reserved and agreed upon at the time and in the manner herein stated;

(b)         Carry liability insurance listing Lessor as an additional insured in the amount of no less than $2,000,000; Insure the building against all loss in an amount of no less than $10,000,000; and remain self-insured in case of fire and hazard on Lessee’s equipment, fixtures and inventory. Lessee shall provide Lessor with a copy of such proof of self-insurance which provides said coverage at least annually;

(c)         Maintain the Premises in at least as good a condition as its present state at its sole cost and expense with the exception of the roof and structural walls which the Lessor agrees to maintain;

(d)         Not make any alteration of the Premises without the written consent of the Lessor being first obtained, which consent shall not be unreasonably withheld or delayed;

(e)         At Lessee’s expense, comply with all applicable constitutions, statutes, laws, ordinances, rules, regulations, rulings, judgments, settlements, or orders of any federal, state, municipal or other public authority (“Laws”) pertaining to the use or occupancy by Lessee of the Premises and the installation of any and all antennas or satellite equipment;

(f)         Use the Premises only as a manufacturing, warehouse, storage and distribution facility, including ancillary office use (the “Permitted Use”) and will not use or permit the Premises to be used for any illegal or improper purpose or permit any disturbance, noise, or annoyance whatsoever detrimental to the Premises or to the comfort of other Premises in the area; and

(g)         Reimburse the Lessor for the ad valorem taxes on the property within 30 days of receiving Lessor’s written request for reimbursement.

4.         Reserved.

5.         So long as the Lessee shall not be in default of this Lease, Lessee may quietly and peacefully hold and enjoy the Premises without interruption by Lessor or any person claiming by, through or under the Lessor.

6.         It is mutually agreed that in the event the Lessee shall fail in the payment of rent, including any other sums due under the terms of this lease, when same shall become due, and fails to cure said default within thirty (30) days after receiving written notice to cure from the Lessor; or if Lessee is adjudicated bankrupt; or if a permanent receiver is appointed for Lessee’s property and such receiver is not removed within sixty (60) days after written notice from Lessor to Lessee to obtain such removal; or if the Lessee defaults in other covenants of this lease or if whether voluntarily or involuntarily, Lessee takes advantage of any debtor relief proceeding under any present or future law, whereby the rent or any part thereof is, or is proposed to be, reduced or payment thereof deferred; or if Lessee makes an assignment for the benefit of creditors; or if Lessee’s effects should be levied upon or attached under process against Lessee, not satisfied or dissolved within thirty (30) days after written notice from Lessor to Lessee to obtain satisfaction thereof; then and in any of said events, Lessor, at his option, may at once or at any time thereafter (but only during continuance of such default or condition), terminate this lease by written notice to Lessee; whereupon this lease shall end. Upon such termination by Lessor, Lessee will at once surrender possession of the Premises to Lessor and remove all of Lessee’s effects therefrom; and Lessor may forthwith reenter the Premises and repossess itself thereof. In the event of termination of the Lease pursuant to any default, the Lessor shall attempt to re-rent the property and the Lessee will remain liable for any and all rents which would have been due under the Lease subject to a credit for any amounts of rent received by the Lessor from third parties. Any payments required under this lease by Lessee not received by Lessor within five (5) days of due date shall carry a fifteen (15%) percent penalty. Failure to pay the bill or statement as provided shall constitute default for which no notice need be given.

If the Premises shall not be so surrendered, Lessee shall indemnify Lessor against all loss or liability resulting from delay by Lessee in not so surrendering the Premises, including but not limited to any claims made by a succeeding Lessee or Lessee founded upon such delay.

7.         If rent owing under this lease is collected by or through an attorney at law, Lessee agrees to pay attorney’s fees in an amount equal to 15% of any such rent so collected, if Lessor is the prevailing party or if Lessee was/is in the wrong.

8.         It is agreed by and between the parties that this lease shall be construed as a Georgia contract and shall be governed according to the laws of the State of Georgia.

8.         Any notices to be given Lessor shall be given in writing mailed registered or certified at the following address:

Edward Jennings, LLC %William E. Holland 109 S. Ashley Street Valdosta, Georgia 31601

Any notices to be given Lessee shall be given in writing mailed registered or certified at the following address:

Alpha ProTech Engineered Products, Inc. 301 South Blanchard Street Valdosta, Georgia 31601

10.         This lease contains the entire agreement of the parties hereto and no representations, inducements, promises or agreements, oral or otherwise between the parties, not embodied herein, shall be of any force or effect.

11.         Lessee shall, at the execution of this Agreement, deposit $ -0- with Lessor as a security deposit which shall be returned when Lessee vacates, but which will be kept in whole or in part, for (a) damages, repairs or clean up expenses which are necessarily incurred to return the Premises to the condition at the inception of the lease; (b) outstanding and owing rent or other charges due hereunder, if any; and (c) cancellation of this lease because Lessee fails to observe any agreement or regulation which is a part of this Lease.

12.         This lease may be executed in one or more counterparts and each counterpart may thereafter be combined with the others which shall constitute one legal and binding contract.

IN WITNESS WHEREOF, parties hereto have executed these presents the day and year first above written.

EACH PARTY HERETO IS PROVIDED ITS SEPARATE SIGNATURE PAGE

LESSOR’S SIGNATURE PAGE TO LEASE AGREEMENT BETWEEN EDWARD
JENNINGS, LLC AND ALPHA PROTECH ENGINEERED PRODUCTS, INC.

EFFECTIVE 1/1/24

LESSOR EDWARD JENNINGS, LLC

By:	/s/ William E. Holland

December 5, 2023

Signed, sealed and delivered In the presence of:

/s/

/s/ Tara Spivey
Notary Public

[Seal]

LESSEE’S SIGNATURE PAGE TO LEASE AGREEMENT BETWEEN EDWARD
JENNINGS, LLC AND ALPHA PROTECH ENGINEERED PRODUCTS, INC. 1/1/24

LESSEE ALPHA PROTECH ENGINEERED PRODUCTS, INC.

By:	/s/ Danny Montgomery

Its:	Senior VP of Manufacturing & Building Products

Signed, sealed and delivered

In the presence of:

/s/ Penny Spencer
Witness

/s/ Tammy D. Bourquine
Notary Public

[Seal]

EXHIBIT “A”

Legal Description

301 Blanchard Street

All that tract or parcel of land situate, lying and being located in Land Lot No. 153 of the 11th Land District of Lowndes County, Georgia and in the City limits of the City of Valdosta, Georgia, and for a point of reference only, beginning at the intersection of the easternmost right-of-way of Clay Road with the northernmost right-of-way of the Georgia Southern and Florida Railroad according to that certain map and plat recorded in Plat Cabinet A, Page 2461 and from said point of reference running thence north 41 degrees 55 minutes 57 seconds east a distance of 3378.91 feet more or less to a point located on the easternmost right-of-way of South Blanchard Street (80’ right-of-way) and the POINT OF BEGINNING. From Said POINT OF BEGINNING, running thence north 2 degrees 37 minutes 49 seconds west along the easternmost right-of-way of South Blanchard Street a distance of 564.91 feet more or less to a point; thence leaving said right-of-way and running thence north 87 degrees 08 minutes 31 seconds east a distance of 542.98 feet more or less to a point; thence south 19 degrees 44 minutes 32 seconds east a distance of 150.88 feet to a point; thence south 19 degrees 53 minutes 31 seconds east a distance of 399.48 feet to a point; thence south 19 degrees 31 minutes 14 seconds east a distance of 74.89 feet more or less to a point; thence south 89 degrees 45 minutes 08 seconds west a distance 728.30 feet more or less to the point of beginning located on the easternmost right-of-way of South Blanchard Street.

The above described property is subject to any and all easements of record.